UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                                   Libbey Inc.
                                ----------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    529898108
                                    ---------
                                 (CUSIP Number)

                                December 31, 2008
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       /x/    Rule 13d-1(b)

       / /    Rule 13d-1(c)

       / /    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.   529898108                                         13G

1   NAMES OF REPORTING PERSONS.
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
              Skylands Capital, LLC
              20-0775613

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
    (a)
    (b)

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION
              Wisconsin

    NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

              5     SOLE VOTING POWER
                       0

              6     SHARED VOTING POWER
                       0

              7     SOLE DISPOSITIVE POWER
                       0

              8     SHARED DISPOSITIVE POWER
                       0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              0

10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              0.0%

12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
              IA

CUSIP NO.   529898108                                         13G


ITEM 1 (a)    NAME OF ISSUER
              Libbey Inc.

ITEM 1 (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
              300 Madison Avenue
              Toledo, OH  43604

ITEM 2 (a)    NAME OF PERSON FILING
              Skylands Capital, LLC

ITEM 2 (b)    ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE
              1200 North Mayfair Road, Suite 250
              Milwaukee, WI  53226

ITEM 2 (c)    CITIZENSHIP
              Wisconsin Limited Liability Company

ITEM 2 (d)    TITLE OF CLASS OF SECURITIES
              Common stock

ITEM 2 (e)    CUSIP NUMBER
              529898108

ITEM 3 THIS STATEMENT IS FILED PURSUANT TO PARAGRAPH 240.13d-1(b) AND THE PERSON FILING IS:
              (e) an investment advisor in accordance with paragraph
                  240.13d-1(b)(1)(ii)(E)

ITEM 4        OWNERSHIP:

ITEM 4 (a)    AMOUNT BENEFICIALLY OWNED:
              0

ITEM 4 (b)    PERCENT OF CLASS:
              0.0%

ITEM 4 (c)    NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

              (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                    0

              (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE
                    0

              (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                    0

              (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                    0

ITEM 5        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:  X

                   This statement is being filed to report the fact that
              as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities.

CUSIP NO.   529898108                                         13G


ITEM 6        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
                  N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
              COMPANY:

                  N/A

ITEM 8        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                 N/A

ITEM 9        NOTICE OF DISSOLUTION OF THE GROUP:

                 N/A

ITEM 10       CERTIFICATION:

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  January 28, 2009
                                       ----------------------------------------
                                                        Date

                                       BY:      Pamela A. Cavanaugh
                                           ------------------------------------
                                                      Signature

                                             Vice President & Treasurer
                                                Skylands Capital, LLC
                                           ------------------------------------
                                                        Title